Exhibit 99.1

Press Release October 16, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2013 Earnings

FORT WAYNE, INDIANA, October 16, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter net income of $57 million, or $0.25 per diluted share, on net sales of $1.9 billion. By comparison, prior year third quarter net income was $13 million, or $0.06 per diluted share, on net sales of $1.7 billion, and sequential second quarter 2013 net income was $29 million, or $0.13 per diluted share, on net sales of $1.8 billion. In the nine months ended September 30, 2013 net income was $135 million, or $0.59 per diluted share, on net sales of $ 5.5 billion.  By comparison, in the nine months ended September 30, 2012 net income was $103 million, or $0.47 per diluted share, on net sales of $5.6 billion.

The company’s prior year financial results included unique charges related to refinancing expenses and non-cash impairment charges.  Excluding these items, the company’s adjusted earnings per diluted share would have been $0.15 for the third quarter 2012 and $0.59 for the nine months ended September 30, 2012.

“Our consolidated operating income increased 64 percent to $113 million for the third quarter 2013, as compared to the second quarter of this year,” said Chief Executive Officer, Mark Millett.  “Stronger steel sheet pricing combined with increased overall steel shipments, provided significant improvement to our third quarter financial results, as operating income from our steel operations sequentially increased $61 million.  We continued to see meaningful improvement in galvanized and painted sheet product demand.  The automotive market remained strong and the steel consuming manufacturing market, such as HVAC and appliance, rose in concert with the improved residential construction market.  Although volumes have increased, customer buying patterns continue to reflect a preference to manage relatively low inventory levels.  Additionally, the continued modest growth in the overall construction market benefited our structural steel and fabrication businesses, as evidenced by sequentially higher shipments and profitability.

“Operating income for our metals recycling operations decreased 29 percent to $11 million in the third quarter 2013, as compared to the second quarter of this year, which was the result of decreased ferrous metal spread, as increased ferrous volume did not offset the decline in market prices.  Profitability from our Midwest operations was actually slightly improved; however the continued industry overcapacity of shredding locations in the Southeast resulted in deterioration in earnings for those locations.”

Third Quarter Review

Third quarter 2013 shipments across the company’s operating platforms increased as compared to the sequential quarter. Operating income for the company’s steel operations increased to $149 million, or 69 percent as compared to the second quarter 2013, primarily due to an increase in metal spread as a result of both higher average steel selling prices and a nominal decrease in the average scrap cost per ton melted.

The company’s steel mill production utilization rate was 89 percent in the third quarter 2013, compared to 83 percent in the second quarter of 2013.  The Structural and Rail Division continued to improve production utilization as structural steel shipments increased 17 percent over the sequential quarter. The average selling price per ton for the company’s steel operations increased $13 to $794 in the third quarter 2013, and the average ferrous scrap cost per ton melted decreased $5 per ton.  Operating income attributable to the company’s steel sheet operations increased 92 percent as compared to the sequential quarter and earnings from long product operations increased 46 percent.

Sequential operating income for the company’s metals recycling operations decreased in the third quarter of 2013 to $11 million, as compared to $16 million.  Reduced earnings were the result of decreased average ferrous metal spreads in the third quarter, which more than offset the benefit of a ten percent increase in volume.  Generally, sequential earnings associated with nonferrous materials improved modestly during the third quarter as volume increased four percent and margins increased slightly.

The impact of losses from the company’s Minnesota operations for third quarter 2013 consolidated net income was $10.6 million, or $0.04 per diluted share, as compared to a loss of $9.3 million, or $0.04 per diluted share in the second quarter 2013.  The iron concentrate plant continues to operate as designed, providing raw material to the iron nugget plant at a cash cost below $50 per metric ton.  As noted in the company’s recent earnings guidance, production rates and plant availability at the iron nugget plant improved during the quarter, meeting current expectations.  However, at higher production rates, product yield has unexpectedly deteriorated.  Given the increase in costs related to the unforeseen yield impact and current pig iron prices, profitability related to the Minnesota operations is expected to approach a monthly cash breakeven before the end of 2013, but not to achieve pre-tax breakeven in that same timeframe.  Having achieved near-term production targets, the focus is now to reduce the overall cost of production.

Year to Date Comparison

Consolidated net sales were lower for the nine months ended September 30, 2013, at $5.5 billion, compared to $5.6 billion for the same period in 2012, as a result of lower average steel product pricing combined with both lower product pricing and decreased volumes in the company’s metals recycling operations.  Consolidated operating income decreased $18 million, or 6 percent, as declines in average steel prices more than offset the benefit of reduced scrap costs in the company’s steel operations.

The average selling price per ton shipped for the company’s steel operations in the nine months ended September 30, 2013 was $788, a decrease of $59 per ton as compared to the same period in 2012. The average ferrous cost per ton melted was $38 lower than the comparative 2012 period.

Outlook

“We are optimistic, as the demand for high-quality steel products continues to improve”, Millett said.  “The automotive market remains strong, and manufactured goods continue to strengthen.  We remain cautiously optimistic about the nonresidential construction market, as evidence of increased demand is shown by improved shipments of our structural and fabricated steel products.  However, we recognize the political environment within the U.S. concerning fiscal issues could have a limiting or negative impact on any continued improvement if not resolved in a timely manner.  In addition to improved market momentum, we are on schedule to complete two more sizable organic growth projects before the end of 2013:  a 325,000 ton capacity expansion at our Engineered Bar Products Division and a product capability expansion into premium rail at our Structural and Rail Division.  We are confident that with our exceptional team, and our superior, low-cost operating culture, we are uniquely prepared to capitalize on the opportunities ahead.”

Summary Operating Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	Third Quarter		Year To Date		Sequential
	2013	2012	2013	2012	2Q 2013
Total Sales	$1,237,247	$1,120,571	$3,545,097	$3,655,802	$1,165,775
External Sales	1,162,429	1,051,349	3,314,756	3,445,369	1,091,015
Operating Income	148,698	109,215	358,120	387,983	87,833
Shipments (tons)	1,585,125	1,405,021	4,577,595	4,375,723	1,522,668
Average External Sales Price Per Ton	$794	$809	$788	$847	$781
Average Ferrous Scrap Cost Per Ton	$349	$352	$351	$389	$354

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations.

	Third Quarter		Year To Date		Sequential
Metals Recycling & Ferrous Resources	2013	2012	2013	2012	2Q 2013
Total Sales	$948,134	$821,357	$2,755,818	$2,860,789	$893,116
External Sales	605,381	522,231	1,812,001	1,812,340	585,492
Operating Loss	(11,695)	(9,461)	(17,815)	(12,197)	(1,811)

	Third Quarter		Year To Date		Sequential
Metals Recycling (OmniSource)	2013	2012	2013	2012	2Q 2013
Total Sales	$848,043	$766,102	$2,477,832	$2,700,006	$794,750
External Sales	577,087	519,101	1,742,001	1,808,165	554,996
Operating Income	11,166	16,566	51,905	46,655	15,774
Unrealized Hedging Losses	(1,391)	(9,315)	(2,283)	(6,232)	(1,583)
Ferrous Shipments (gross tons)	1,472,418	1,339,853	4,149,737	4,408,915	1,334,390
% Shipments to Company Steel Mills	46%	43%	43%	45%	41%
Nonferrous Shipments (pounds 000’s)	263,467	249,685	797,618	800,253	254,495

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	Third Quarter		Year To Date		Sequential
	2013	2012	2013	2012	2Q 2013
Total Sales	$119,268	$102,442	$317,802	$273,105	$104,159
Operating Income	3,265	3,141	7,125	666	2,330
Shipments (tons)	101,590	80,176	265,544	218,291	86,371
Average External Sales Price Per Ton	$1,174	$1,278	$1,196	$1,251	$1,206

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,700 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Thursday, October 17, 2013, at 10:00 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s third quarter operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).  A replay of the discussion will be available on our website until midnight on October 24, 2013.  A podcast of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2013	2012	2013	2012	2013

Net sales	$1,911,738	$1,693,390	$5,508,774	$5,585,233	$1,801,340
Costs of goods sold	1,714,546	1,536,989	4,987,626	5,045,432	1,653,648
Gross profit	197,192	156,401	521,148	539,801	147,692

Selling, general and administrative expenses	67,553	62,984	198,171	188,603	65,356
Profit sharing	8,469	3,954	19,891	20,237	4,779
Amortization of intangible assets	7,897	8,848	24,075	26,831	8,051
Impairment charges	—	7,894	308	7,894	308
Operating income	113,273	72,721	278,703	296,236	69,198

Interest expense, net of capitalized interest	30,970	41,490	97,064	123,708	31,465
Other expense (income), net	(1,852)	24,010	(4,144)	32,366	(1,246)
Income before income taxes	84,155	7,221	185,783	140,162	38,979

Income taxes	33,065	1,116	70,168	52,975	15,706
Net income	51,090	6,105	115,615	87,187	23,273

Net loss attributable to noncontrolling interests	6,396	6,728	19,044	15,793	5,685

Net income attributable to Steel Dynamics, Inc.	$57,486	$12,833	$134,659	$102,980	$28,958

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.26	$0.06	$0.61	$0.47	$0.13

Weighted average common shares outstanding	220,926	219,191	220,464	219,097	220,471

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.25	$0.06	$0.59	$0.47	$0.13

Weighted average common shares and equivalents outstanding (Note 1)	239,001	220,044	238,497	236,536	221,736

Dividends declared per share	$0.11	$0.10	$0.33	$0.30	$0.11

(Note 1)  Excludes the impact of the 5.125% convertible senior notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended September 30, 2012 and three months ended June 30, 2013, as the impact to diluted earnings per share is anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		March 31,	June 30,
	2013	2012	2013	2012	2013	2013
Steel Operations*

Shipments (tons)
Flat Roll Division	740,279	638,776	2,165,151	2,004,225	704,290	720,582
Structural and Rail Division
Structural	261,125	220,829	712,914	662,235	228,089	223,700
Rail	54,683	34,704	170,765	106,828	52,808	63,274
Engineered Bar Products Division	127,788	113,327	364,528	437,024	112,821	123,919
Roanoke Bar Division	144,323	152,922	418,274	453,228	139,950	134,001
Steel of West Virginia	80,214	76,481	238,896	228,149	80,707	77,975
The Techs	176,713	167,982	507,067	484,034	151,137	179,217
Total	1,585,125	1,405,021	4,577,595	4,375,723	1,469,802	1,522,668
Intra-company	(121,258)	(105,789)	(372,916)	(306,840)	(125,370)	(126,288)
External	1,463,867	1,299,232	4,204,679	4,068,883	1,344,432	1,396,380

Production, excluding The Techs (tons)	1,434,596	1,257,515	4,171,426	3,937,623	1,407,508	1,329,322

Net sales
Total	$1,237,247	$1,120,571	$3,545,097	$3,655,802	$1,142,075	$1,165,775
Intra-company	(74,818)	(69,222)	(230,341)	(210,433)	(80,763)	(74,760)
External	$1,162,429	$1,051,349	$3,314,756	$3,445,369	$1,061,312	$1,091,015

Operating income before amortization of intangibles	$148,698	$109,215	$358,120	$387,983	$121,589	$87,833
Amortization of intangibles	(2,134)	(2,288)	(6,710)	(7,151)	(2,288)	(2,288)
Operating income (Note 1)	$146,564	$106,927	$351,410	$380,832	$119,301	$85,545

Metals Recycling and Ferrous Resources Operations**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,472,418	1,339,853	4,149,737	4,408,915	1,342,929	1,334,390
Intra-company	(682,245)	(582,942)	(1,784,403)	(2,013,377)	(553,890)	(548,268)
External	790,173	756,911	2,365,334	2,395,538	789,039	786,122

Nonferrous metals shipments (thousands of pounds)
Total	253,467	249,685	797,618	800,253	279,656	254,495
Intra-company	(4,446)	(8,476)	(14,712)	(15,032)	(3,529)	(6,737)
External	249,021	241,209	782,906	785,221	276,127	247,758

Mesabi Nugget shipments (metric tons) - Intra-company	52,234	52,082	156,373	132,152	59,685	44,454

Iron Dynamics (metric tons) - Intra-company	66,674	53,548	197,644	169,279	64,685	66,285

Net sales
Total	$948,134	$821,357	$2,755,818	$2,860,789	$914,568	$893,116
Intra-company	(342,753)	(299,126)	(943,817)	(1,048,449)	(293,440)	(307,624)
External	$605,381	$522,231	$1,812,001	$1,812,340	$621,128	$585,492

Operating loss before amortization of intangibles	$(11,695)	$(9,461)	$(17,815)	$(12,197)	$(4,309)	$(1,811)
Amortization of intangibles	(5,440)	(6,236)	(16,395)	(18,708)	(5,515)	(5,440)
Operating loss (Note 1)	$(17,135)	$(15,697)	$(34,210)	$(30,905)	$(9,824)	$(7,251)

Steel Fabrication Operations***

Shipments (tons)
Total	101,590	80,176	265,544	218,291	77,583	86,371
Intra-company	(138)	(53)	(932)	(55)	(334)	(460)
External	101,452	80,123	264,612	218,236	77,249	85,911

Net sales
Total	$119,268	$102,442	$317,802	$273,105	$94,375	$104,159
Intra-company	(134)	(41)	(1,276)	(45)	(578)	(564)
External	$119,134	$102,401	$316,526	$273,060	$93,797	$103,595

Operating income (Note 1)	$3,265	$3,141	$7,125	$666	$1,530	$2,330

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations, including Mesabi Nugget (all shipments have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and equivalents	$370,056	$375,917
Investments in short-term commercial paper	—	31,520
Accounts receivable, net	772,873	642,363
Inventories	1,192,032	1,202,507
Deferred income taxes	25,228	23,449
Other current assets	25,126	20,469
Total current assets	2,385,315	2,296,225

Property, plant and equipment, net	2,241,067	2,231,198

Restricted cash	23,016	27,749

Intangible assets, net	393,531	416,635

Goodwill	733,650	738,542

Other assets	97,726	105,067
Total assets	$5,874,305	$5,815,416

Liabilities and Equity
Current liabilities
Accounts payable	$426,406	$360,097
Income taxes payable	7,649	16,941
Accrued expenses	184,806	203,008
Current maturities of long-term debt	335,341	29,631
Total current liabilities	954,202	609,677

Long-term debt
Term note	226,875	247,500
Senior notes	1,500,000	1,600,000
Convertible senior notes	—	287,496
Other long-term debt	46,744	37,610
Total long-term debt	1,773,619	2,172,606

Deferred income taxes	565,798	537,304
Other liabilities	22,898	19,173

Commitments and contingencies

Redeemable noncontrolling interests	110,054	98,814

Equity
Common stock	641	637
Treasury stock, at cost	(718,373)	(720,479)
Additional paid-in capital	1,060,780	1,037,687
Retained earnings	2,149,389	2,087,620
Total Steel Dynamics, Inc. equity	2,492,437	2,405,465
Noncontrolling interests	(44,703)	(27,623)
Total equity	2,447,734	2,377,842
Total liabilities and equity	$5,874,305	$5,815,416

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating activities:
Net income	$51,090	$6,105	$115,615	$87,187

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,202	58,953	172,089	170,027
Impairment charges	—	7,894	308	7,894
Equity-based compensation	2,515	738	9,612	9,463
Deferred income taxes	9,861	34,633	31,608	54,464
Changes in certain assets and liabilities:
Accounts receivable	254	2,690	(130,510)	15,604
Inventories	(23,648)	43,005	10,360	6,702
Accounts payable	59,801	6,920	52,419	(19,015)
Income taxes receivable/payable	16,354	25,993	(9,972)	16,917
Other assets and liabilities	8,837	(69,565)	(5,838)	(109,857)
Net cash provided by operating activities	183,266	117,366	245,691	239,386

Investing activities:
Purchase of property, plant and equipment	(52,162)	(58,342)	(146,744)	(158,686)
Other investing activities	844	10,653	35,641	64,451
Net cash used in investing activities	(51,318)	(47,689)	(111,103)	(94,235)

Financing activities:
Issuance of current and long-term debt	9,526	760,000	418,819	1,049,969
Repayment of current and long-term debt	(4,097)	(946,858)	(512,100)	(1,252,202)
Debt issuance costs	—	(11,625)	(6,192)	(13,813)
Proceeds from exercise of stock options, including related tax effect	7,925	583	18,516	2,021
Contributions from noncontrolling investors, net	5,275	16,320	10,972	30,943
Dividends paid	(24,274)	(21,915)	(70,464)	(65,710)
Net cash used in financing activities	(5,645)	(203,495)	(140,449)	(248,792)

Increase (decrease) in cash and equivalents	126,303	(133,818)	(5,861)	(103,641)
Cash and equivalents at beginning of period	243,753	420,938	375,917	390,761

Cash and equivalents at end of period	$370,056	$287,120	$370,056	$287,120

Supplemental disclosure information:
Cash paid for interest	$40,075	$42,413	$107,390	$123,973
Cash paid for federal and state income taxes, net	$3,022	$3,629	$41,547	$43,976